Exhibit 10.27

Time Warner Inc. 2013 Stock Incentive Plan

BAIRSTOW RSU (RUBAIRSTOW)

For Use from November 2013

Restricted Stock Units Agreement

General Terms and Conditions

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the restricted stock units (the “RSUs”) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

a)	“Disability Termination Date” means a “Disability Termination Date” as defined in the Employment Agreement.

b)	“Employment Agreement” means the employment agreement dated October 31, 2013 between the Participant and Time Inc., as such employment agreement may be amended, superseded or replaced, but not including any amendments or modifications that have the effect of modifying the terms of the Award.

c)	“Notice” means (i) the Notice of Grant of Restricted Stock Units that accompanies this Agreement, if such notice is delivered to the Participant in “hard copy,” and (ii) the screen of the website for the stock plan administration with the heading “Vesting Schedule and Details,” which contains the details of the grant governed by this Agreement, if such notice is delivered electronically to the Participant.

d)	“Participant” means Jeffrey J. Bairstow.

e)	“Plan” means the equity plan maintained by the Company that is specified in the Notice, which equity plan has been provided to the Participant separately and forms a part of this Agreement, as such plan may be amended, supplemented or modified from time to time.

f)	“PublicCo” means “PublicCo” as defined in the Employment Agreement.

g)	“Shares” means shares of Common Stock of the Company.

h)	“Spin-off” means “Spin-off” as defined in the Employment Agreement.

i)	“Vesting Date” means September 3 in each year from September 3, 2014 through September 3, 2017.

2.	Grant of Restricted Stock Units. The Company hereby grants to the Participant (the “Award”), on the terms and conditions hereinafter set forth, the number of RSUs set forth on the Notice. Each RSU represents the unfunded, unsecured right of the Participant to receive a Share on the date(s) specified herein. RSUs do not constitute issued and outstanding shares of Common Stock for any corporate purposes and do not confer on the Participant any right to vote on matters that are submitted to a vote of holders of Shares.

3.	Dividend Equivalents and Retained Distributions. If on any date while RSUs are outstanding hereunder the Company shall pay any regular cash dividend on the Shares, the Participant shall be paid, for each RSU held by the Participant on the record date, an amount of cash equal to the dividend paid on a Share (the “Dividend Equivalents”) at the time that such dividends are paid to holders of Shares. If on any date while RSUs are outstanding hereunder the Company shall pay any dividend other than a regular cash dividend or make any other distribution on the Shares, the Participant shall be credited with a bookkeeping entry equivalent to such dividend or distribution for each RSU held by the Participant on the record date for such dividend or distribution, but the Company shall retain custody of all such dividends and distributions unless the Board has in its sole discretion determined that an amount equivalent to such dividend or distribution shall be paid currently to the Participant (the “Retained Distributions”); provided, however, that (a) if the Retained Distribution relates to a dividend paid in Shares, the Participant shall receive an additional amount of RSUs equal to the product of (I) the aggregate number of RSUs held by the Participant pursuant to this Agreement through the related dividend record date, multiplied by (II) the number of Shares (including any fraction thereof) payable as a dividend on a Share and (b) no Retained Distributions will be credited as a result of or in connection with the Spin-off. Retained Distributions will not bear interest and will be subject to the same restrictions as the RSUs to which they relate. Notwithstanding anything else contained in this paragraph 3, no payment of Dividend Equivalents or Retained Distributions shall occur before the first date on which a payment could be made without subjecting the Participant to tax under the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

4.	Vesting and Delivery of Vested Securities.

a)	Subject to the terms and provisions of the Plan and this Agreement, no later than 60 days after each Vesting Date with respect to the Award, the Company shall issue or transfer to the Participant the number of Shares corresponding to such Vesting Date and the Retained Distributions, if any, covered by that portion of the Award. Except as otherwise provided in paragraph 5, the vesting of such RSUs and any Retained Distributions relating thereto shall occur only if the Participant has continued in Employment of Time Inc. or any of its Affiliates on the Vesting Date and has continuously been so employed since the Date of Grant (as defined in the Notice).

November 2013

2

b)	RSUs Extinguished. Upon each issuance or transfer of Shares in accordance with this Agreement, a number of RSUs equal to the number of Shares issued or transferred to the Participant shall be extinguished and such number of RSUs will not be considered to be held by the Participant for any purpose.

c)	Final Issuance. Upon the final issuance or transfer of Shares and Retained Distributions, if any, to the Participant pursuant to this Agreement, in lieu of a fractional Share, the Participant shall receive a cash payment equal to the Fair Market Value of such fractional Share.

d)	Section 409A. Notwithstanding anything else contained in this Agreement, no Shares shall be issued or transferred to a Participant before the first date on which a payment could be made without subjecting the Participant to tax under the provisions of Section 409A of the Code.

5.	Termination of Employment.

a)	If the Participant’s Employment with Time Inc. and its Affiliates is terminated for any reason (whether or not by the Participant) other than those described in clauses (b) and (c) below prior to the Vesting Date with respect to any portion of the Award, then the RSUs covered by any such portion of the Award and any Retained Distributions relating thereto shall be completely forfeited on the date of any such termination, unless otherwise provided in the Employment Agreement. In addition, if the Participant’s Employment with Time Inc. or any of its Affiliates is terminated pursuant to Section 4.1 of the Employment Agreement, then any vested RSUs held by the Participant as of the effective date of such termination of Employment, to the extent Shares have not yet been issued to the Participant therefor, and any Retained Distributions related thereto shall be forfeited on such effective date of termination.

b)	If the Participant’s Employment (i) terminates as a result of his death or on a Disability Termination Date, (ii) is terminated (A) by Time Inc. or an Affiliate for any reason other than pursuant to Section 4.1 of the Employment Agreement or (B) by the Participant pursuant to Section 4.2 of the Employment Agreement, or (iii) is transferred by Time Inc. or an Affiliate to a corporation, company or other entity that is not an Affiliate, then the RSUs for which a Vesting Date has not yet occurred and all Retained Distributions relating thereto shall, to the extent the RSUs were not extinguished prior to such termination or transfer of Employment and, in the case of a termination pursuant to Section 4.2 of the Employment Agreement, subject to the Participant’s satisfaction of the release of claims requirement set forth in Section 4.4 of the Employment Agreement, fully vest on the date of the Participant’s death, the Disability Termination Date or the date the release of claims requirement is satisfied, as applicable, and Shares subject to the RSUs and the Retained Distributions, if any, related to such RSUs shall be issued or transferred to the Participant as soon as practicable, but no later than 60 days, following the date of such termination or transfer of Employment.

November 2013

3

c)	If (i) Time Inc. ceases to be a direct or indirect subsidiary of the Company for any reason other than the Spin-off, (ii) the Participant’s Employment with Time Inc. and its Affiliates has not terminated prior to the date Time Inc. ceases to be a direct or indirect subsidiary of the Company, and (iii) the RSUs that have not been extinguished pursuant to paragraph 4(b) are not assumed, converted or replaced with substitute awards in connection with the applicable transaction that results in Time Inc. ceasing to be a direct or indirect subsidiary of the Company (with equitable adjustments that are consistent with those required by paragraph 18 of this Agreement), then, on the date that Time Inc. ceases to be a direct or indirect subsidiary of the Company, the RSUs for which a Vesting Date has not yet occurred (to the extent the RSUs were not extinguished as of such date and subject to the Participant’s satisfaction of the release of claims requirement set forth in Section 4.4 of the Employment Agreement), and any Retained Distributions relating thereto, shall fully vest on such date, and Shares subject to the RSUs and the Retained Distributions, if any, related to such RSUs shall be issued or transferred to the Participant as soon as practicable, but no later than 60 days, following such date.

For purposes of this paragraph 5, a temporary leave of absence shall not constitute a termination of Employment or a failure to be continuously employed by Time Inc. or any Affiliate regardless of the Participant’s payroll status during such leave of absence if such leave of absence is approved in writing by the Company, Time Inc. or any Affiliate; provided, that such leave of absence constitutes a bona fide leave of absence and not a Separation From Service under Treas. Reg. 1.409A-1(h)(1)(i). Notice of any such approved leave of absence should be sent to the Company at One Time Warner Center, New York, New York 10019, attention: Director, Global Stock Plans Administration, but such notice shall not be required for the leave of absence to be considered approved.

In the event the Participant’s Employment with Time Inc. or any of its Affiliates is terminated, the Participant shall have no claim against the Company with respect to the RSUs and related Retained Distributions, if any, other than as set forth in this paragraph 5, the provisions of this paragraph 5 being the sole remedy of the Participant with respect thereto.

The Participant acknowledges that the Spin-off shall not be treated as a termination of the Participant’s Employment with Time Inc. or any Affiliate.

6.	Withholding Taxes.

a)

Obligation to Pay Withholding Taxes. The Participant acknowledges and agrees that, regardless of any action the Company or the Participant’s employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (the “Tax-Related Items”), the ultimate liability for all Tax-Related Items legally due by the Participant (i) is and remains the Participant’s responsibility and (ii) may exceed the amount actually withheld by the Company or the Participant’s employer. The Participant further agrees and acknowledges that the Company and the Participant’s employer (A) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting of the RSUs or the subsequent sale of any Shares acquired from vesting of the RSUs, and the receipt of any Dividend Equivalents or Retained Distributions; and (B) do not commit to and are under no obligation to structure the terms of the Award to reduce or eliminate the Participant’s liability for Tax-

November 2013

4

Related Items or achieve any particular tax result. Further, the Participant understands and acknowledges that if the Participant has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Company and/or the Participant’s employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Company’s obligation to deliver the Shares subject to the RSUs or to pay any Dividend Equivalents or Retained Distributions shall be subject to payment of all Tax-Related Items by the Participant.

b)	Satisfaction of Company’s Withholding Obligations. At the time any portion of an Award of RSUs, Dividend Equivalent or Retained Distribution relating thereto, becomes taxable to the Participant, he will be required to pay to the Company or the Participant’s employer, as applicable, any Tax-Related Items due as a result of such taxable event. The Company or the Participant’s employer shall have the right to withhold from any payment in respect of RSUs, transfer of Shares acquired at vesting, or payment made to the Participant or to any person hereunder, whether such payment is to be made in cash or in Shares, all Tax-Related Items as shall be required, in the determination of the Company, pursuant to any statute or governmental regulation or ruling. The Participant acknowledges and agrees that the Company or the Participant’s employer, in their sole discretion, may satisfy such withholding obligation by any one or a combination of the following methods:

(i)	by requiring the Participant to deliver a properly executed notice together with irrevocable instructions to a broker approved by the Company to sell a sufficient number of Shares to generate net proceeds (after commission and fees) equal to the amount required to be withheld and promptly deliver such amount to the Company;

(ii)	by requiring or allowing the Participant to pay the amount required to be withheld in cash or by check;

(iii)	by deducting the amount required to be withheld from the Participant’s current compensation or other amounts payable to the Participant;

(iv)	by allowing the Participant to surrender other Shares that (A) in the case of Shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Participant for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (B) have a fair market value on the date of surrender equal to the amount required to be withheld;

November 2013

5

(v)	by withholding a number of Shares to be issued upon delivery of Shares that have a fair market value equal to the minimum statutory amount required to be withheld;

(vi)	by selling any Shares to the extent required to pay the amount required to be withheld; or

(vii)	by such other means or method as the Committee in its sole discretion and without notice to the Participant deems appropriate.

The Company may satisfy its obligation to withhold the Tax-Related Items on Dividend Equivalents and Retained Distributions payable in cash by withholding a sufficient amount from the payment or by such other means as the Committee in its sole discretion and without notice to the Participant deems appropriate, including withholding from salary or other amounts payable to the Participant, Shares or cash having a value sufficient to satisfy the withholding obligation for Tax-Related Items.

The Company will not issue any Shares to the Participant until the Participant satisfies the withholding obligation for Tax-Related Items. If the withholding obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant shall be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.

c)	Compliance with Applicable Laws. The Committee may also require the Participant to acknowledge that he shall not sell or transfer Shares except in compliance with all applicable laws, and may apply such other restrictions on the sale or transfer of the Shares as it deems appropriate.

7.	Changes in Capitalization and Government and Other Regulations. The Award shall be subject to all of the terms and provisions as provided in this Agreement and in the Plan, which are incorporated by reference herein and made a part hereof, including, without limitation, the provisions of Section 10 of the Plan (generally relating to adjustments to the number of Shares subject to the Award, upon certain changes in capitalization and certain reorganizations and other transactions).

8.	Forfeiture. A breach of any of the foregoing restrictions or a breach of any of the other restrictions, terms and conditions of the Plan or this Agreement, with respect to any of the RSUs or any Dividend Equivalents and Retained Distributions relating thereto, except as waived by the Board or the Committee, will cause a forfeiture of such RSUs and any Dividend Equivalents or Retained Distributions relating thereto.

9.

Right of Company to Terminate Employment. Nothing contained in the Plan or this Agreement shall confer on any Participant any right to continue in the employ of Time Inc. or any of its Affiliates and Time Inc. and any of its Affiliates shall have the right to terminate the Employment of the Participant at any such time, with or without cause,

November 2013

6

notwithstanding the fact that some or all of the RSUs and related Retained Distributions covered by this Agreement may be forfeited as a result of such termination. The granting of the RSUs under this Agreement shall not confer on the Participant any right to any future Awards under the Plan.

10.	Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to Time Warner Inc., at One Time Warner Center, New York, NY 10019, attention Director, Global Stock Plans Administration, and to the Participant at his address, as it is shown on the records of the Company or its Affiliate, or in either case to such other address as the Company or the Participant, as the case may be, by notice to the other may designate in writing from time to time.

11.	Interpretation and Amendments. The Board and the Committee (to the extent delegated by the Board) have plenary authority to interpret this Agreement and the Plan, to prescribe, amend and rescind rules relating thereto and to make all other determinations in connection with the administration of the Plan. The Board or the Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan, provided that no such amendment shall adversely affect the rights of the Participant under this Agreement without his consent.

12.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Participant and his legatees, distributees and personal representatives.

13.	Copy of the Plan and Documents. By entering into the Agreement, the Participant agrees and acknowledges that he has received and read a copy of the Plan. The Participant acknowledges and agrees that the Participant may be entitled from time to time to receive certain other documents related to the Company, including the Company’s annual report to stockholders and proxy statement related to its annual meeting of stockholders (which become available each year approximately three months after the end of the calendar year), and the Participant consents to receive such documents electronically through the Internet or as the Company otherwise directs.

14.	Governing Law. The Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction.

15.	Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each party hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any suit, action, or other proceeding arising out of or based upon this Agreement.

16.

Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the state courts of the State of New York located in the County of New York and the jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement. Each of the parties hereto to the

November 2013

7

extent permitted by applicable law hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such suit, action or proceeding in the above-referenced courts is brought in an inconvenient forum, that the venue of such suit, action or proceedings, is improper or that this Agreement may not be enforced in or by such court. Each of the parties hereto hereby consents to service of process by mail at its address to which notices are to be given pursuant to paragraph 10 hereof.

17.

Personal Data. The Company, the Participant’s local employer and the local employer’s parent company or companies may hold, collect, use, process and transfer, in electronic or other form, certain personal information about the Participant for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the following personal information is required for the above named purposes: his name, home address and telephone number, office address (including department and employing entity) and telephone number, e-mail address, date of birth, citizenship, country of residence at the time of grant, work location country, system employee ID, employee local ID, employment status (including international status code), supervisor (if applicable), job code, title, salary, bonus target and bonuses paid (if applicable), termination date and reason, tax payer’s identification number, tax equalization code, US Green Card holder status, contract type (single/dual/multi), any shares of stock or directorships held in the Company, details of all grants of RSUs (including number of grants, grant dates, vesting type, vesting dates, and any other information regarding RSUs that have been granted, canceled, vested, or forfeited) with respect to the Participant, estimated tax withholding rate, brokerage account number (if applicable), and brokerage fees (the “Data”). The Participant understands that Data may be collected from the Participant directly or, on Company’s request, from the Participant’s local employer. The Participant understands that Data may be transferred to third parties assisting the Company in the implementation, administration and management of the Plan, including the brokers approved by the Company, the broker selected by the Participant from among such Company-approved brokers (if applicable), tax consultants and the Company’s software providers (the “Data Recipients”). The Participant understands that some of these Data Recipients may be located outside the Participant’s country of residence, and that the Data Recipient’s country may have different data privacy laws and protections than the Participant’s country of residence. The Participant understands that the Data Recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan. The Participant understands that Data will be held only as long as necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that Data may also be made available to public authorities as required by law, e.g., to the U.S. government. The Participant understands that the Participant may, at any time, review Data and may provide updated Data or corrections to the Data by written notice to the Company. Except to the extent the

November 2013

8

collection, use, processing or transfer of Data is required by law, the Participant may object to the collection, use, processing or transfer of Data by contacting the Company in writing. The Participant understands that such objection may affect his ability to participate in the Plan. The Participant understands that he may contact the Company’s Stock Plan Administration to obtain more information on the consequences of such objection.

18.	Conversion of Outstanding RSUs Upon Spin-Off. Promptly following the Spin-off, provided that the Participant remains employed by PublicCo immediately following the Spin-off, the RSUs in the Award that have not been extinguished pursuant to paragraph 4(b) will be converted into an award of restricted stock units with respect to PublicCo stock, in the same form and subject to the general terms and conditions (including vesting) as were applicable to the Award immediately prior to the Spin-off, with equitable adjustments, as determined by the Time Inc. board of directors (or duly authorized committee thereof), to the number of shares underlying the PublicCo restricted stock units that, to the extent practicable, reasonably preserves the intrinsic value (if any) of the RSUs in the Award that have not been extinguished pursuant to paragraph 4(b) as of the date of the Spin-off.

November 2013

9